Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the NRG Yield, Inc. Registration Statement Nos. 333-190071 and 333-206061 on Forms S-8 and Registration Statement Nos. 333-204589 and 333-205140 on Forms S-3 of our report dated April 30, 2015 (September 15, 2015 as to the disclosure in Note 2 to the consolidated financial statements of Desert Sunlight Investment Holdings, LLC and Subsidiaries regarding the lawsuit filed by them on July 2, 2015 seeking payment of Convertible Investment Tax Credits), relating to the consolidated financial statements of Desert Sunlight Investment Holdings, LLC and Subsidiaries for the years ended December 31, 2014 and 2013, appearing in this Current Report on Form 8-K/A of NRG Yield, Inc. dated September 15, 2015.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

September 15, 2015